UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2019

CF Industries Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32597	20-2697511
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4 Parkway North, Suite 400 Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 405-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
common stock, par value $0.01 per share	CF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2019, Dennis P. Kelleher, Chief Financial Officer (“CFO”) of CF Industries Holdings, Inc. (the “Company”) resigned as CFO of the Company,  effective as of September 1, 2019  (the “Retirement Date”), in connection with his pending retirement from the Company.

Christopher D. Bohn, current Senior Vice President, Manufacturing and Distribution of the Company, will succeed Mr. Kelleher as the Company’s CFO, effective as of September 1, 2019.  In connection with his appointment as CFO, effective as of September 1, 2019, Mr. Bohn’s annual base salary will increase from $550,000 to $600,000 and his target bonus opportunity will increase from $440,000 to $480,000.

Mr. Bohn has served as the Company’s senior vice president, manufacturing and distribution, since May 2016.  He was previously the Company’s senior vice president, manufacturing, from January 2016 to May 2016, the Company’s senior vice president, supply chain, from January 2015 to December 2015, the Company’s vice president, supply chain, from January 2014 to December 2014, the Company’s vice president, corporate planning, from October 2010 to January 2014 and the Company’s director, corporate planning and analysis, from September 2009 to October 2010.  Prior to joining CF Industries, Mr. Bohn served as chief financial officer for Hess Print Solutions from August 2007 to September 2009.  Earlier in his career, Mr. Bohn was vice president global financial planning and analysis for Merisant Worldwide, Inc.  He holds a B.S. degree in finance from Indiana University and an M.M. degree (M.B.A.) from the Kellogg Graduate School of Management at Northwestern University.

Transition and Separation Agreement with Mr. Kelleher

In connection with Mr. Kelleher’s pending retirement, the Company and Mr. Kelleher entered into a Transition and Separation Agreement, dated as of May 30, 2019 (the “Separation Agreement”).   Under the terms of the Separation Agreement, Mr. Kelleher will continue to receive his current base salary through the Retirement Date.  In addition, provided that he executes a release of claims in favor of the Company on or within 21 days following the Retirement Date and such release becomes effective, Mr. Kelleher will also receive (i) a pro rata portion of his 2019 bonus under the Company’s Annual Incentive Plan, based on actual performance for 2019 of the applicable corporate performance metrics, payable at the same time 2019 bonuses are paid to senior executives of the Company; (ii) continued payment of his current base salary through December 31, 2020; (iii) payment of his current target annual bonus for 2020, payable at the same time 2020 bonuses are paid to senior executives of the Company; (iv) reimbursement of COBRA premiums for himself and his eligible dependents through the end of 2020; and (v) continued vesting of his outstanding Company equity awards pursuant to the vesting schedule and terms of such awards and continued exercisability of any outstanding Company stock options for four years following the Retirement Date or expiration of the term of the option, if earlier.

Under the Separation Agreement, Mr. Kelleher agreed to make himself available as reasonably necessary to provide assistance with his transition, agreed not to disparage or impugn the reputation or goodwill of the Company and also agreed that he would not compete or solicit Company customers, clients or employees through December 31, 2020.

The foregoing descriptions of the terms and conditions of the Separation Agreement do not purport to be complete and are qualified in their entirety by reference to the text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated by reference herein.

Item 9.01                   Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit Number	Description of Exhibit

10.1	Transition and Separation Agreement, dated as of May 30, 2019, between CF Industries Holdings, Inc. and Dennis P. Kelleher

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2019	CF INDUSTRIES HOLDINGS, INC.

	By:	/s/ Douglas C. Barnard
		Name:	Douglas C. Barnard
		Title:	Senior Vice President, General Counsel, and Secretary